As filed with the Securities and Exchange Commission on February 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESSA Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	20-8023072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Palmer Street

Stroudsburg, Pennsylvania 18360

(Address of Principal Executive Offices)

ESSA Bancorp, Inc. 2007 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Gary S. Olson, President	John J. Gorman, Esquire
and Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
ESSA Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 400
200 Palmer Street	Washington, DC 20015-2035
Stroudsburg, Pennsylvania 18360	(202) 274-2000
(570) 421-0531
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	679,236(2)	$12.50(4)	$8,490,450	$334
Common stock, par value $0.01 per share	1,698,090(3)	$12.50(4)	$21,226,125	$834
TOTALS	2,377,326		$29,716,575	$1,168

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the ESSA Bancorp, Inc. 2007 Equity Incentive Plan (the “Stock Benefit Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of ESSA Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).
(2)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of restricted stock.
(3)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of stock options.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(c).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (File No. 001-33384), filed with the Commission on December 12, 2008 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

b) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on March 27, 2007 (File No. 001-33384).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Indemnification of Directors and Officers of ESSA Bank & Trust. Article VI of the bylaws of ESSA Bank & Trust, set forth circumstances under which directors, officers, employees and agents of ESSA Bank & Trust may be insured or indemnified against liability which they incur in their capacities as such:

Article VI; Indemnification and Liability of Directors and Officers

Section 1. Personal Liability of Directors. A director of ESSA Bank & Trust shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law (including the Director’s Liability Act, 42 Pa. C.S. 8361 et seq.) a director’s liability for monetary damages may not be limited.

Section 2. Indemnification. The Bank shall indemnify in accordance with its Indemnification Policy any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of ESSA Bank & Trust, whether civil, criminal, administrative or investigative, by reason of the fact that such a person is or was a director or officer of ESSA Bank & Trust, or is or was serving while a director or officer of ESSA Bank & Trust and at the request of ESSA Bank & Trust, as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid n settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

Section 3. Advancement of Expenses. Reasonable expenses incurred by an officer or director of ESSA Bank & Trust in defending a civil or criminal action, suit or proceeding described in Section 2 shall be paid by ESSA Bank & Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by ESSA Bank & Trust.

Section 4. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5. Insurance. The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ESSA Bank & Trust, or is or was serving at the request of ESSA Bank & Trust as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not ESSA Bank & Trust should have the power to indemnify him/her against such liability under the provisions of these By-Laws.

Section 6. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction) ESSA Bank & Trust may create and fund a trust or fund of any nature, any may enter into agreements with its officers and directors, for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article.

Section 7. Modification. The duties of ESSA Bank & Trust to indemnify and to advance expenses to a director or officer provided in this Article shall be in the nature of a contract between ESSA Bank & Trust and each such director or officer, and no amendment or repeal of any provision of the Article, and no amendment or termination of any trust or other fund created pursuant to Section 6 shall alter, the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Indemnification of Directors and Officers of ESSA Bancorp, Inc. Article VI of the bylaws of ESSA Bancorp, Inc., a Pennsylvania corporation, set forth circumstances under which directors, officers, employees and agents of ESSA Bancorp, Inc. may be insured or indemnified against liability which they incur in their capacities as such:

Article VI; Indemnification

6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, ESSA Bancorp, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of ESSA Bancorp, Inc., whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of ESSA Bancorp, Inc., or is or was serving at the request of ESSA Bancorp, Inc. as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

6.2 Derivative Actions.

(a) In the case of a threatened, pending, or completed action or suit by or in the right of ESSA Bancorp, Inc. against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, ESSA Bancorp, Inc. shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

(b) In the case of a threatened, pending, or completed action or suit by or in the right of ESSA Bancorp, Inc., a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of ESSA Bancorp, Inc. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to ESSA Bancorp, Inc. unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

6.3 Third-Party Actions.

(a) In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of ESSA Bancorp, Inc., together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, ESSA Bancorp, Inc. shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

(b) In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

6.4 Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

(1) the Board of Directors by a majority vote of a quorum consisting of directors of ESSA Bancorp, Inc. who were not parties to the action, suit, or proceeding;

(2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) the shareholders of ESSA Bancorp, Inc.

6.5 Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

6.6 Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of ESSA Bancorp, Inc. in defending a civil or criminal action, suit, or proceeding described in Section 6.1 shall be paid by ESSA Bancorp, Inc. in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by ESSA Bancorp, Inc.

6.7 Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.8 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not ESSA Bancorp, Inc. would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.9 Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), ESSA Bancorp, Inc. may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.10 Modification. The duties of ESSA Bancorp, Inc. to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between ESSA Bancorp, Inc. and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.11 Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, ESSA Bancorp, Inc. shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.12 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then ESSA Bancorp, Inc. shall nevertheless indemnify each director, officer, employee, and agent of ESSA Bancorp, Inc. as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of ESSA Bancorp, Inc., to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of ESSA Bancorp, Inc., then ESSA Bancorp, Inc. shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of ESSA Bancorp, Inc. shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto
4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10	ESSA Bancorp, Inc. 2007 Equity Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of Snodgrass, A.C.	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

*	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-139157) filed by the Company under the Securities Act of 1933, with the Commission on December 7, 2006, and all amendments or reports filed for the purpose of updating such description.
**	Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of ESSA Bancorp, Inc. (File No. 001-33384), filed by ESSA Bancorp, Inc. under the Exchange Act, on April 4, 2008.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stroudsburg, Pennsylvania, on this 25th day of February, 2009.

ESSA BANCORP, INC.

By:	/s/ Gary S. Olson
Gary S. Olson
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of ESSA Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Gary S. Olson, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Gary S. Olson may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the ESSA Bancorp, Inc. 2007 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Gary S. Olson shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Gary S. Olson Gary S. Olson	President and Chief Executive Officer (Principal Executive Officer)	February 25, 2009

/s/ Allan A. Muto Allan A. Muto	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2009

/s/ John E. Burrus John E. Burrus	Director	February 25, 2009

/s/ William P. Douglass William P. Douglass	Director	February 25, 2009

/s/ Daniel J. Henning Daniel J. Henning	Director	February 25, 2009

/s/ Frederick E. Kutteroff Frederick E. Kutteroff	Director	February 25, 2009

/s/ Robert C. Selig, Jr. Robert C. Selig, Jr.	Director	February 25, 2009

/s/ John S. Schoonover, Jr. John S. Schoonover, Jr.	Director	February 25, 2009

/s/ William A. Viechnicki William A. Viechnicki	Director	February 25, 2009

/s/ Elizabeth B. Weekes Elizabeth B. Weekes	Director	February 25, 2009